Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

As of September 30, 2011

Subsidiary	Jurisdiction of Incorporation
IES Residential, Inc.	Delaware
ICS Holdings LLC	Delaware
IES Commercial, Inc.	Delaware
IES Management ROO, LP	Texas
IES Management, LP	Texas
IES Operations Group, Inc.	Delaware
IES Properties, Inc.	Delaware
IES Reinsurance, Ltd.	Bermuda
Integrated Electrical Finance, Inc.	Delaware
Key Electrical Supply, Inc.	Texas
Thomas Popp & Company	Ohio
IES Tangible Properties, Inc.	Delaware
IES Purchasing and Materials, Inc.	Delaware
IES Consolidated LLC	Delaware
IES Shared Services, Inc.	Delaware
IES Commercial & Industrial, LLC	Delaware